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                                                                   Exhibit 12
                       IN THE UNITED STATES DISTRICT COURT
                          FOR THE DISTRICT OF DELAWARE


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In re:                                      :      Chapter 11
                                            :
MARVEL HOLDINGS, INC. and MARVEL            :      Civil Action No. 98-81 (RRM)
(PARENT) HOLDINGS, INC.,                    :
                                            :      Jointly Administered
                  Debtors.                  :
_____________________________________________

   AMENDED ORDER AUTHORIZING AND APPROVING COMPROMISE AND SETTLEMENT AMONG THE
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              INDENTURE TRUSTEE, THE NOTEHOLDERS, AND THE DEBTORS
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         For the reasons set out by the Court during the February 24, 1998 hearing, and as the court finds the proposed settlement among Marvel Holdings, Inc., Marvel (Parent) Holdings Inc. and LaSalle National Bank is fair and reasonable and appears to be in the best interests of the debtors,

         IT IS ORDERED AS FOLLOWS:

         The Joint Motion of Marvel Holdings, Inc. Marvel (Parent) Holdings, Inc. and LaSalle National Bank, as Successor Indenture Trustee, for the Entry of an Order Pursuant to Federal Rule of Bankruptcy Procedure 9019 Approving Compromise and Settlement (Docket Item 227), is granted.

         This Court has been asked to approve the fairness of the terms and conditions of the exchange and the Court is aware that the Noteholders, the Indenture Trustee, Marvel Entertainment, its Chapter 11 trustee, and others will rely on this Order to make the Marvel Entertainment common stock to be distributed to Noteholders exempt from registration under Section 3(a)(10) of the Securities Act of 1933, 15 U.S.C., section 77c(a)(10). In accordance with the Settlement Motion and pleadings, this Court specifically finds that Marvel Entertainment common stock that is to be distributed to the Noteholders is exempt from registration under Section 3(a)(10).

         In accordance with Section 3 (a)(10):

                  the Marvel Entertainment common stock will be distribution in exchange for a partial reduction by the Noteholders of their claims against the Note issuers;

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                  this Court was requested to approve and has approved the
                  fairness of the terms and conditions of the exchange; this Court was asked to find and has found that the terms and conditions of the exchange are fair to those who will receive Marvel Entertainment common stock; this Court was advised before the hearing on the Motion that the parties may rely on the Section 3(a)(10) exemption, based on this Court's approval of the settlement; this Court held a hearing to approve the fairness of the terms and conditions of the settlement; the fairness hearing was open to all persons and entities who are to receive the Marvel Entertainment common stock in exchange, and adequate notice was given to all such persons; and there were no improper impediments to the appearance by the Noteholders or other interested parties at the fairness hearing.

         The Indenture Trustee and the Noteholders to whom the Pledged Stock is distributed will receive unrestricted stock under Section 3(a)(10) of the Securities Act. However, with respect to stock so distributed each Noteholder shall continue to be subject to the requirements of the Securities Act, the SEC Rules and other applicable law as it may relate to their holding of such stock.

         Up to 12.5 million shares of the Pledged Stock shall be distributed to the Noteholders on the following basis:

                  Holders of Holdings I Notes shall be entitled to receive a maximum of 92 shares of the Pledged Stock per $1,000 (at maturity) of the Holdings I Notes owed.

                  Holders of Holdings II Notes shall be entitled to receive a maximum of 79 share of the Pledged Stock per $1,000 (at maturity) of the Holdings II Notes owed.

                  Holders of the Holding II Notes shall be entitled to receive a maximum of 74 shares of the Pledged Stock per $1,000 of the Holdings III Notes owed.

There will be no fractional shares of the Pledge Stock distributed to the Noteholders, and all share calculations are and will be rounded down to the next whole share.

         Holdings I is authorized to sell 2.5 million of its shares of the common stock of the Marvel Entertainment not subject to the liens of the Indenture Trustee under the Indentures (the "Unencumbered Shares"). Holdings shall

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hold the proceeds in escrow (the "Administrative Claims Escrow") Saul,
Ewing, Remick & Saul LLP shall be paid first from the Administrative Claims Escrow for all fees and expenses it incurred in the Holdings Debtors' cases (not to exceed $100,000), provided that such fees and expenses are first approved by this Court. The remaining balance of the Administrative Claims Escrow shall be paid pro rata to White & Case, Kasowitz Benson, The Bayard Firm and Saul Ewing (to the extent not previously paid in full by the terms of the prior sentence) upon the approval by this Court of their fees and expenses.

         A 5(cent) surcharge (the "Surcharge Amount") shall be assessed on each share of the Pledged Stock to be distributed to the Noteholders.
         As soon as practicable after the entry of this Order, LaSalle shall mail a notice to all Noteholders informing them of the approval of the Settlement (the "Notice") and including a form transmittal letter for use in electing to participate in the Settlement (the "Transmittal Letter"),

         In the Notice, the following procedures inter alia shall be set forth:

                  The Noteholders will be requested to indicate, by means
                           of the Transmittal Letter and payment of the Surcharge Amount to be received by the Indenture Trustee on or before 5:00 p.m. CST on March 30, 1998 (the "Transmittal Letter Deadline"), the decision of each individual holder who so decides to participate in this distribution opportunity ("Electing Noteholders") to receive their pro rata share of the Pledged Shares; and

                  The Noteholders who choose not to participate in the
                           distribution ("Declining Noteholders"), by failing to return the Transmittal Letter properly and completely filled out with the payment of the Surcharge Amount such that it is received by the Indenture Trustee on or before the Transmittal Letter Deadline, shall be deemed to have forfeited the right to participate in the distribution, and their pro rata share of the Pledged Shares shall continue to be held by the Indenture Trustee subject to the lien of the Indenture Trustee.

         As soon as practicable after the entry of this Order, LaSalle as Indenture Trustee shall deliver the global certificates representing the Pledged Stock to the Registrar. Following the allocation process described below, the Registrar shall issue new, unrestricted global Marvel Entertainment stock certificates, in an amount of shares to match the number of shares to be distributed to the Noteholders, reflecting the Depository Trust Company (the

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"DTC") or such other nominee as LaSalle shall designate (the "Designated
Nominee") as registered holder pursuant to the terms of this Order. LaSalle or the Registrar shall then forward the new global stock certificates to the Designated Nominee.

         Upon request of LaSalle, the Registrar shall return to LaSalle the remaining balance of the Pledged Stock, with the Pledged Stock securing each of the Note issues reduced to reflect Pledged Stock distributed to the Noteholders of each such issue, in the form of new, unrestricted global certificates with a notation reflecting the security interests of LaSalle as Indenture Trustee. Such stock shall, pursuant to this Order, be deemed subject to the pledge of the respective Indentures and the Guaranty, as though such stock had originally been pledged pursuant to the respective Indentures and the Guaranty.

         The Notice and Transmittal Letter shall require each Noteholder who wishes to received distribution of his or pro rata share of the Pledged Stock to return to LaSalle the fully completed Transmittal Letter with payment of the Surcharge Amount to LaSalle on or before the Transmittal Letter Deadline. The Transmittal Letter shall also require each such Noteholder to return its Note certificates to LaSalle (or make other necessary arrangements through the DTC or respective nominees) with the completed Transmittal Letter in order to verify that it is eligible to participate in the Settlement, and such certificates will be stamped (or other appropriate electronic notations will be made in cooperation with the DTC) to reflect the distribution of the Pledged Stock. The Transmittal Letter shall also require each such Noteholder to return the correct Surcharge Amount to LaSalle with the completed Transmittal Letter.

         As soon as practicable after the Transmittal Letter Deadline, LaSalle shall compute the number of Electing Noteholders and the number of shares of Pledged Stock that would be distributed, assuming that the Transmittal Letters of all Electing Noteholders were honored (the "Total Elected Shares").

                  If the Total Elected Shares are equal to or less than
                           12,500,000, then all Total Elected Shares shall be distributed.

                  However, if the Total Elected Shares are greater than
                           12,500,000, then the distribution of the 12.5 million shares of Pledged Stock authorized by this Order shall be distributed based upon the following allocation formula: the amount of shares of the Pledged Stock to be distributed to an individual Electing Noteholder shall be equal to the product of
                           (i) the

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                           maximum number of shares the Electing Noteholder
                           would be entitled to under this Order and such Noteholder's Transmittal Letter, multiplied by (ii) a fraction, the numerator of which is 12,5000,000 and the denominator of which is the Total Elected Shares.

                  If  this Court authorizes additional shares of the Pledged
                           Stock to be distributed to Noteholders, this Court shall at that time order an allocation formula to be applied to such distribution.

         Upon receipt and verification of properly completed and timely submitted Transmittal Letters from Noteholders, and following the allocation described above (if necessary) and the delivery of new global certificates by the Registrar described above, LaSalle shall forward a request to the Designated Nominee to reflect the Noteholders' beneficial ownership of the stock through book entry transfer. Simultaneously, LaSalle shall send a confirmation letter to each Noteholder informing such Noteholder that the Designated Nominee has been asked to reflect its beneficial ownership of the stock by book entry transfer in accordance with the Transmittal Letter.



                                                   /s/
                                                 ----------------------------
                                                 United States District Judge

Dated:  March 17, 1998



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